Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

June 30, 2016

Amedica Corporation

1885 West 2100 South

Salt Lake City, UT 84119

Re: Registration Statement on Form S-1 (File No. 333-211520)

Ladies and Gentlemen:

We have acted as counsel to Amedica Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-211520) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to $23,846,072 of (i) Class A Units, each consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and one Series E Warrant to purchase one share of Common Stock, (ii) Class B Units, each consisting of one share of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and one Series E Warrant to purchase one share of Common Stock, (iii) Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) and (iv) Common Stock issuable upon exercise of the Series E Warrants (the “Series E Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. We have further assumed that the Class A Units and the Class B Units will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The shares of Common Stock included in the Class A Units, when issued and delivered against payment of the consideration therefor specified in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The shares of Series A Preferred Stock included in the Class B Units have been duly authorized and, upon issuance and delivery as described in accordance with the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) to be filed in connection with the offering contemplated by the Registration Statement and the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), will be validly issued, fully paid and non-assessable.

3.	The Conversion Shares initially issuable upon conversion of the Series A Preferred Stock, have been duly authorized and reserved for issuance and, upon issuance and delivery as described in the Certificate of Designation, will be validly issued, fully paid and non-assessable.

4.	The Series E Warrants, when issued, executed and delivered to the purchasers thereof against payment of the consideration therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	The Series E Warrant Shares initially issuable upon exercise of the Series E Warrants, have been duly authorized and reserved for issuance and, upon exercise of the Series E Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Series E Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth in paragraphs 2 and 4 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

Our opinions set forth in paragraphs 2 and 4 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinions set forth in paragraphs 2 and 4 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/SK